Exhibit 4.6.28
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.
     FIFTH SENIOR SECURED NOTES SUPPLEMENTAL INDENTURE (this “Fifth Senior Secured Notes Supplemental Indenture”) dated as of May 10, 2012 among Reynolds Group Issuer LLC, a Delaware limited liability company (the “US Issuer I”), Reynolds Group Issuer Inc., a Delaware corporation (the “US Issuer II”), Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (limited liability company) organized under the laws of Luxembourg (the “Luxembourg Issuer” and, together with the US Issuer I and the US Issuer II, the “Issuers”), Beverage Packaging Holdings (Luxembourg) I S.A. (“BP I”), The Bank of New York Mellon, as trustee (the “Trustee”), principal paying agent, transfer agent, registrar and collateral agent (the “Original Collateral Agent”) and Wilmington Trust (London) Limited, as additional collateral agent (the “Additional Collateral Agent”), to the indenture dated as of August 9, 2011, as amended or supplemented (the “Senior Secured Notes Indenture”), in respect of the issuance of an aggregate principal amount of $1,500,000,000 of 7.875% Senior Secured Notes due 2019 (the “Senior Secured Notes”).
W I T N E S S E T H :
               WHEREAS pursuant to Section 9.01(a)(xi) of the Senior Secured Notes Indenture, the Trustee, the Original Collateral Agent, the Additional Collateral Agent, BP I and the Issuers are authorized (i) to amend the Senior Secured Notes Indenture to make any change that does not adversely affect the rights of any Holder and (ii) to execute and deliver this Fifth Senior Secured Notes Supplemental Indenture;
               Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Senior Secured Notes Indenture.
               NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Issuer and BP I covenant and agree as follows:

               1. Amendment of Section 10.06(b) of the Senior Secured Notes Indenture. The Senior Secured Notes Indenture is hereby amended by deleting Section 10.06(b) in its entirety and replacing it with the following:
               “(b) the release or discharge of the guarantee or other obligation by such Senior Secured Note Guarantor (other than RGHL) of the Senior Secured Credit Facilities or such other guarantee or other obligation that resulted in the creation of such Senior Secured Note Guarantee, except a release or discharge by or as a result of payment under such guarantee;”
               2. Amendment of Section 10.07 of the Senior Secured Notes Indenture. The Senior Secured Notes Indenture is hereby amended by deleting Section 10.07 in its entirety and replacing it with the following:
               “Upon any occurrence specified in Section 10.06, the Trustee shall, at the instruction of and at the cost of the Issuers, execute any documents reasonably requested of it to evidence such release.”
               3. Ratification of Senior Secured Notes Indenture; Fifth Senior Secured Notes Supplemental Indenture Part of Senior Secured Notes Indenture. Except as expressly amended hereby, the Senior Secured Notes Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fifth Senior Secured Notes Supplemental Indenture shall form a part of the Senior Secured Notes Indenture for all purposes, and every holder of a Senior Secured Note heretofore or hereafter authenticated and delivered shall be bound hereby.
               4. Governing Law. THIS FIFTH SENIOR SECURED NOTES SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
               5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Fifth Senior Secured Notes Supplemental Indenture.
               6. Indemnity. (a) The Issuers and BP I, subject to Section 10.08 of the Senior Secured Notes Indenture, jointly and severally, shall indemnify the Trustee and each Agent (which in each case, for purposes of this Section, shall include its officers, directors, employees, agents and counsel) against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Fifth Senior Secured Notes Supplemental Indenture against the Issuers or BP I (including this Section) and defending itself against or investigating any claim (whether asserted by the Issuers, BP I, any Holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Senior Secured Notes or the removal or resignation of the Trustee or the applicable Agent. The Trustee or the applicable Agent shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve any of the Issuers or BP I executing this Fifth Senior Secured Notes Supplemental Indenture of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers and BP I, as applicable, shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party solely through such party’s own willful misconduct, negligence or bad faith.
               (b) To secure the payment obligations of the Issuers and BP I in this Section, the Trustee shall have a Lien prior to the Senior Secured Notes on all money or property held or collected by the Trustee other than money or property held to pay principal of and interest on the Senior Secured Notes.
               7. Collateral Agent Makes No Representation. Neither Collateral Agent makes any representation as to the validity or sufficiency of this Fifth Senior Secured Notes Supplemental Indenture.
               8. Duplicate Originals. The parties may sign any number of copies of this Fifth Senior Secured Notes Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
               9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
               10. No Adverse Interpretation of Other Agreements. This Fifth Senior Secured Notes Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuers, BP I, BP II, RGHL or any of their Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Fifth Senior Secured Notes Supplemental Indenture.
               11. No Recourse Against Others. No director, officer, employee, manager, incorporator or holder of any Equity Interests in BP I, BP II or any Issuer or any direct or indirect parent corporation will have any liability for any obligations of the Issuers or Senior Secured Note Guarantors under the Senior Secured Notes, this Fifth Senior Secured Notes Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Secured Notes by accepting a Senior Secured Note waives and releases all such liability. The waiver may not be effective to waive liabilities under the federal securities laws.
               12. Successors and Assigns. All covenants and agreements of the Issuers and BP I in this Fifth Senior Secured Notes Supplemental Indenture and the Senior Secured Notes shall bind their respective successors and assigns. All agreements of the Trustee and each Collateral Agent in this Fifth Senior Secured Notes Supplemental Indenture shall bind its successors and assigns.
               13. Severability. In case any one or more of the provisions contained in this Fifth Senior Secured Notes Supplemental Indenture or the Senior Secured Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fifth Senior Secured Notes Supplemental Indenture or the Senior Secured Notes.

               14. Notices. Any order, consent, notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:
If to any of the Issuers:
Level 22
20 Bond Street
Sydney, NSW 2000, Australia
Attn: Helen Golding
Fax: +6192686693
helen.golding@rankgroup.co.nz
If to the Trustee, Original Collateral Agent, Principal Paying Agent, Transfer Agent or Registrar:
The Bank of New York Mellon
101 Barclay Street 4-E
New York, NY 10286
Attn: International Corporate Trust
Fax: (212) 815-5366
catherine.donohue@bnymellon.com
lesley.daley@bnymellon.com
If to the Additional Collateral Agent:
Wilmington Trust (London) Limited
Third Floor
1 King’s Arms Yard
London EC2R 7AF
Facsimile: +44 (0)20 7397 3601
Attention: Paul Barton
               15. Amendments and Modification. This Fifth Senior Secured Notes Supplemental Indenture may be amended, modified, or supplemented only as permitted by the Senior Secured Notes Indenture and by written agreement of each of the parties hereto.

               IN WITNESS WHEREOF, the parties hereto have caused this supplemental indenture to be duly executed as of the date first above written.

REYNOLDS GROUP ISSUER LLC

By: Name:	/s/ Helen D. Golding Helen D. Golding
Title:	Secretary

REYNOLDS GROUP ISSUER INC.

By: Name:	/s/ Helen D. Golding Helen D. Golding
Title:	Secretary

REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A.

By: Name:	/s/ Helen D. Golding Helen D. Golding
Title:	Officer

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.

By: Name:	/s/ Helen D. Golding Helen D. Golding
Title:	Officer
Supplemental Indenture
(Senior Secured Notes — August 2011 — Guarantee Release)

THE BANK OF NEW YORK MELLON, as Trustee, Principal Paying Agent, Transfer Agent, Registrar and Original Collateral Agent

By: Name:	/s/ Catherine F. Donohue Catherine F. Donohue
Title:	Vice President
Supplemental Indenture
(Senior Secured Notes — August 2011 — Guarantee Release)

WILMINGTON TRUST (LONDON) LIMITED, as Additional Collateral Agent

By: Name:	/s/ Paul Barton Paul Barton
Title:	Relationship Manager
Supplemental Indenture
(Senior Secured Notes — August 2011 — Guarantee Release)